Exhibit 10.4

Targa Resources Corp.

Equity Compensation Plan

(f/k/a Targa Resources Partners Long-Term Incentive Plan)

Performance Share Grant Agreement

(As Amended and Restated Effective February 17, 2016)

Grantee:

Original Date of Grant:

Date of Amendment:	February 17, 2016

Number of Performance Units Originally Granted:

Number of Performance Shares Granted Upon Conversion:

1. Performance Share Grant.  Effective as of the Date of Amendment specified above, the number of Performance Units originally granted to you under the Targa Resources Partners Long-Term Incentive Plan (n/k/a the Targa Resources Corp. Equity Compensation Plan, and as amended, the “Plan”) on the grant date specified above were converted into the above number of Performance Shares with respect to the Common Stock (“Common Stock” or “Stock”) of Targa Resources Corp. (the “Corp.”).  A Performance Share is a notional share of Common Stock of the Corp.  Each Performance Share also includes a tandem Dividend Equivalent Right (“DER”).  A DER is a right to receive an amount equal to the cash dividends paid with respect to a share of Common Stock during the vesting period described in Section 3.  The terms of the grant are subject to the terms of the Plan and this Performance Share Grant Agreement, as amended and restated effective February 17, 2016 (this “Agreement”).

2. Payment.  Subject to the further provisions of this Agreement, as soon as reasonably practical following the end of the Vesting Period (but in no event later than the last day of the calendar year during which the Vesting Period ends), you will receive a number of shares of Stock equal to the number of vested Performance Shares granted hereunder. In addition, you will receive cash relating to the amount of the DERs that you are entitled to as described in Section 4.

3. Vesting.

(a) If you cease to be employed by Targa Resources Corp. and its Affiliates (collectively, the “Company”) during the period beginning on June 30, _____ and ending on June 30, __________ (the “Vesting Period”) for any reason other than as provided below, all Performance Shares and tandem DERs awarded to you shall be automatically forfeited without payment upon your termination.  For purposes of this Agreement, you shall be considered to be in the employment of the Company as long as (i) you remain an employee or a Director of, or a Consultant to, the Company, or (ii) following any voluntary termination of your employment as an employee of the Company (or following any voluntary termination of your service as a Director of or Consultant to the Company), you refrain from accepting other employment with, or providing other services to, (A) any competitor of the Company or (B) any other organization if the employment or services to be provided thereto are in a substantially similar capacity, role, or function as has been provided to the Company (but excluding the ability to provide services as a director of such other organizations).

(b) If you cease to be employed by the Company during the Vesting Period as a result of your death or a disability that entitles you to disability benefits under the Company’s long-term disability plan, or your employment is terminated by the Company other than for Cause, you will become vested in full for any Performance Shares subject to this Agreement. If you are a party to an agreement with the Company in which the term “cause” is defined, that definition of cause shall apply for purposes of the Plan and this Agreement.  Otherwise, “Cause” means (i) failure to perform assigned duties and responsibilities (ii) engaging in conduct which is injurious (monetarily or otherwise) to the Company or any of its Affiliates, (iii) breach of any corporate policy or code of conduct established by the Company or breach of any agreement between the Company and you, or (iv) conviction of a misdemeanor involving moral turpitude or a felony.

4. DERs.  Beginning on the later of the Date of Grant and the first day of the Vesting Period and ending on February 16, 2016, on each date during such period that Targa Resources Partners LP made a cash distribution with respect to its common units (the “Common Units”), you were credited with an amount of cash equal to the product of (i) the cash distributions paid with respect to a Common Unit times (ii) your number of Performance Units originally granted under this Agreement.  Beginning on February 17, 2016 and ending on the last day of the Vesting Period, on each date during such period that the Corp. declares a cash dividend with respect to its Stock, you will be credited with an amount of cash equal to the product of (i) the cash dividends paid with respect to a share of Common Stock times (ii) your number of Performance Shares.  Your DERs shall be credited to a bookkeeping account by the Company.  As soon as reasonably practical following the end of the Vesting Period (but in no event later than the last day of the calendar year during which the Vesting Period ends), your DER account will be paid (without interest) to you in cash or forfeited, as the case may be.  The amount of your DER account to be paid to you will be equal to the amount credited to your DER account.  DERs shall not be payable with respect to any Performance Share that is forfeited.

5. Change of Control.  Upon the occurrence of a Change of Control during the Vesting Period, your Performance Shares and all DER amounts, if any, then credited to you shall be cancelled on such date and you will be paid (i) one share of Stock for each Performance Share granted to you under this Agreement, plus (ii) an amount of cash equal to the amount of DERs then credited to you, if any.  Notwithstanding anything else contained in this Section 5 to the contrary, the Committee may elect, at its sole discretion by resolution adopted prior to the occurrence of the Change of Control, to have the Company satisfy your rights in respect of the Performance Shares (as determined pursuant to the foregoing provisions of this Section 5), in whole or in part, by having the Company make a cash payment to you within five business days of the occurrence of the Change of Control in respect of all such Performance Shares or such portion of such Performance Shares as the Committee shall determine.  Any cash payment made pursuant to the foregoing sentence for any Performance Shares shall be equal to the Fair Market

Value of a share of Common Stock on the date of the Change of Control, times the number of Performance Shares granted to you under this Agreement.

6.Nontransferability of Award.  The Performance Shares and DERs may not be transferred, assigned, encumbered or pledged by you in any manner otherwise than by will or by the laws of descent or distribution.  The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

7. Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and, except as expressly provided in this Agreement, supersede in their entirety all prior undertakings and agreements between you and Targa Resources Corp. and its Affiliates with respect to the same.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.

8. Withholding of Taxes.  To the extent that the vesting or payment of Performance Shares or DERs results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company or Affiliate shall withhold from the cash and from the Stock otherwise to be delivered to you, that amount of cash and that number of shares of Stock having a Fair Market Value equal to the Company’s or Affiliate’s tax withholding obligations with respect to such cash and Stock payments, respectively, unless you deliver to the Company or Affiliate (as applicable) at the time such cash or Stock is delivered to you such amount of money as the Company or Affiliate may require to meet such tax withholding obligations.  No payment of a vested Performance Share or a cash distribution with respect to DERs shall be made pursuant to this Agreement until the applicable tax withholding requirements with respect to such event have been satisfied in full.

9. Amendments.  This Agreement may be modified only by a written agreement signed by you and an authorized person on behalf of Targa Resources Corp. who is expressly authorized to execute such document; provided, however, notwithstanding the foregoing, Targa Resources Corp. may make any change to this Agreement without your consent if such change is not materially adverse to your rights under this Agreement.

10. Plan Controls.  By accepting this grant, you agree that the Performance Shares and DERs are granted under and governed by the terms and conditions of the Plan and this Agreement.  In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

TARGA RESOURCES CORP.

By:
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

US 4021723v.3

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